EXHIBIT 99.1

[PROSPERITY BANCSHARES, INC. LOGO]

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM
2002 EARNINGS UP 64.5%

Q4 Earnings Per Share up 37.5% to $0.33 (Diluted)
2002 Return on Average Equity increased to 18.66%

HOUSTON, January 16, 2003. Prosperity Bancshares, Inc.SM (Nasdaq: PRSP), the parent company of Prosperity Bank SM, reported today record net income for the fourth quarter of 2002 totaling $6.382 million, an increase of $2.392 million or 60.0 percent, compared with $3.990 million for the same period in 2001. Diluted earnings per share increased $0.09 or 37.5 percent to $0.33 for the three months ended December 31, 2002 compared with $0.24 for the three months ended December 31, 2001. On a cash basis (earnings adjusted for goodwill amortization, core deposit intangibles (CDI) amortization and related tax expense), earnings per diluted share was $0.34 compared with $0.26 for the same period in 2001, an increase of 30.8 percent.

Net income for the year ended December 31, 2002 was $21.321 million or $1.22 per diluted share compared with net income, excluding merger-related expenses, of $14.534 million or $0.88 per diluted share for the same period in 2001, increases of 46.7 percent and 38.6 percent, respectively. Operating earnings on a cash basis per diluted share were $1.23 compared with $0.95 for the same period in 2001, an increase of 29.5 percent.

Prosperity completed its previously announced merger with Commercial Bancshares, Inc. (“Commercial”) during the first quarter of 2001. In connection with the merger, Prosperity incurred approximately $2.425 million in pretax merger-related expenses and other charges. The transaction was accounted for as a pooling of interests and therefore the historical financial data of Prosperity has been restated to include the accounts and operations of Commercial for all periods prior to the merger date.

Cash basis operating results exclude the effects of intangible assets and related amortization expenses, as well as merger-related charges. Cash basis operating earnings totaled $6.544 million for the fourth quarter of 2002. These results reflect an increase of 52.9 percent compared with the prior year. Cash basis operating earnings for the current quarter produced an annualized return on average tangible shareholders’ equity of 31.3 percent.

Strong growth in average earning assets was the primary factor contributing to higher earnings for 2002 when compared to the same periods last year. The results for 2002 also benefitted from the elimination of goodwill amortization as required under a change in generally accepted accounting principles which became effective January 1, 2002.

“I am very pleased to report that 2002 was the best year in our Company’s history,” commented David Zalman, Prosperity’s President and Chief Executive Officer. “Record earnings, five successful acquisitions, continued focus on superior asset quality, strong cost controls, and a growing team of professional bankers come to mind as I reflect on 2002. Our outlook for 2003 is optimistic, although there remain many challenges and uncertainties with respect to the economic conditions in our markets. We remain comfortable with the current estimates from analysts that report through First Call and project that we will earn between $1.32 and $1.35 per diluted share in 2003.”

“Prosperity has been a rewarding investment. During 2002, our total return to shareholders was 42.6 percent, while the S&P 500 Index decreased 22.1 percent. Our three year cumulative return was 150.0 percent compared to a decrease of 40.1 percent for the S&P 500 Index,” commented Ned S. Holmes, Prosperity’s Chairman of the Board.

“We continue to make progress on our plans to improve our visibility within the Greater Houston Metropolitan Area by improving our facilities and, for the first time, embarking on a multi-media advertising campaign. Our new facility in Needville should be completed during the second quarter around the same time that we finish a complete make-over of our Memorial Banking Center,” added H. E. “Tim” Timanus, Jr., President and Chief Operating Officer of Prosperity Bank SM. “We are in final production on our advertising campaign that will differentiate our distinctive style of customer focused banking from other financial institutions within our market.”

Results of Operations for the three months ended December 31, 2002

For the three months ended December 31, 2002, net income was $6.382 million compared with $3.990 million for the same period in 2001. Net income per diluted common share was $0.33 for the three months ended December 31, 2002 compared with $0.24 for the same period in 2001. Return on average assets and average common shareholders’ equity for the three months ended December 31, 2002 was 1.43 percent and 16.72 percent, respectively.

Net interest income for the quarter ended December 31, 2002 increased 40.0 percent, to $16.009 million from $11.438 million during the same period in 2001. The increase was attributable primarily to a 38.1 percent increase in average earning assets.

Non-interest income increased 79.6 percent to $4.148 million for the three months ended December 31, 2002 compared with the same period in 2001.

Non-interest expense for the fourth quarter of 2002 was $10.160 million, up 38.0 percent compared to the fourth quarter of 2001. These expenses reflect the Company’s commitment to expanding its franchise with the additional banking centers acquired this year along with related acquisition expenses and a commitment to improving technology, all of which are designed to support the Company’s future growth. The Company achieved an excellent efficiency ratio of 48.92 percent for the fourth quarter of 2002 compared to 51.68 percent for the fourth quarter of 2001.

Total loans were $679.559 million at December 31, 2002, an increase of $255.159 million or 60.1 percent from December 31, 2001, and an increase of $31.844 million or 4.9 percent from September 30, 2002.

As expected, non-performing assets increased to $2.564 million or 0.38 percent of loans and other real estate at December 31, 2002, compared with $1,000 or 0.00 percent of loans and other real estate at December 31, 2001. Annualized net charge-offs were 0.02 percent of average loans for the fourth quarter of 2002, compared with 0.04 percent for the same period in 2001.

“All of our non-performing assets were originated by the banks that we acquired during 2002 and were identified as potential problem loans during our due diligence process,” commented Randy D. Hester, Chief Lending Officer of Prosperity Bank SM.

At December 31, 2002, Prosperity had $1.822 billion in total assets, $679.559 million in loans, $1.587 billion in deposits, and more than 100,000 deposit and loan accounts. Assets, loans and deposits at December 31, 2002 grew by 44.4 percent, 60.1 percent and 41.2 percent respectively, compared with their levels at December 31, 2001.

Results of Operations for the year ended December 31, 2002

Net income for the year ended December 31, 2002 was $21.321 million or $1.22 per diluted common share, compared with net income of $12.958 million or $0.79 per diluted common share, for the same period in 2001, an increase of 64.5 percent and 54.4 percent, respectively.

Excluding merger-related expenses, net income for 2001 was $14.534 million or $0.88 per diluted common share. Prosperity’s annualized return on average assets and return on average common shareholders’ equity for the year ended December 31, 2002 was 1.45 percent and 18.66 percent, respectively. The company’s efficiency ratio was 50.36 percent for the year ended December 31, 2002.

Net interest income for the year ended December 31, 2002 increased 34.6 percent, to $54.811 million from $40.735 million during the same period in 2001. The increase was attributable primarily to a 22.2 percent increase in average earning assets and an increase in the net interest margin from 3.86 percent to 4.16 percent.

Non-interest income increased 34.2 percent to $11.528 million for the year ended December 31, 2002 compared with the same period in 2001. Non-interest expenses (excluding merger-related expenses) increased $6.583 million or 23.6 percent as compared with the same period of 2001.

Conference Call

Prosperity has scheduled a conference call to discuss their Fourth Quarter Earnings Announcement for 10:30 AM, Central Standard Time on Thursday, January 16, 2003. Participants will include David Zalman, President and Chief Executive Officer; Tim Timanus, Executive Vice President and Chief Operating Officer; David Hollaway, CPA, Chief Financial Officer; and Dan Rollins, Senior Vice President. Interested parties may listen live over the Internet at www.prosperitybanktx.com or by calling 1-800-540-0559.

Acquisition of Paradigm Bank Texas

The acquisition of Paradigm Bank Texas was completed on September 1, 2002. The transaction solidified Prosperity’s presence in the greater Houston metropolitan market, and was a logical extension of Prosperity’s geographic franchise across Southeast Texas. Under terms of the deal, Prosperity issued approximately 2.58 million shares of its common stock for all outstanding shares of Paradigm.

Paradigm was privately held and operated a total of eleven (11) banking offices—six (6) in metropolitan Houston and five (5) in the nearby Southeast Texas cities of Dayton, Galveston, Mont Belvieu, and Winnie. At June 30, 2002, Paradigm had total assets of $250.3 million, loans of $175.3 million, deposits of $219.7 million and shareholders’ equity of $19.3 million.

Eight former Paradigm Bank Texas locations were converted into full service banking centers of Prosperity Bank on October 4, 2002. The remaining Paradigm Bank Texas locations were consolidated into nearby banking centers at the same time.

Acquisition of Bank of the Southwest

Bank of the Southwest, Dallas, Texas became a subsidiary of Prosperity on October 1, 2002. The acquisition provides Prosperity with a foot hold in the growing North Texas market. Bank of the Southwest operated two (2) banking offices in Dallas, Texas. As of December 31, 2002, Bank of the Southwest had total assets of $121.7 million, loans of $55.9 million, deposits of $106.6 million and shareholders’ equity of $14.6 million.

The operational integration of the former Bank of the Southwest locations into Prosperity Bank is scheduled for early second quarter 2003.

Acquisition of The First National Bank of Bay City

The company completed it’s previously announced acquisition of The First National Bank of Bay City on November 1, 2002. The First National Bank of Bay City was privately held and operated one (1)

office in Bay City, Texas, which was consolidated with Prosperity Bank’s full service banking center in Bay City, Texas.

At September 30, 2002, The First National Bank of Bay City had total assets of $27.1 million, loans of $8.3 million, deposits of $23.2 million and shareholders’ equity of $3.6 million.

Prosperity Bancshares, Inc. SM, formed in 1983, is a $1.8 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com and www.bankofthesouthwest.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas—Camp Wisdom, Dallas—Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston -CityWest, Houston—Copperfield, Houston—Downtown, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report of Form 10-Q entitled Managements’s Discussion and Analysis of Financial Condition and Results of Operations.

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended		Years Ended
	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Balance Sheet Averages
Investment securities	$891,351	$746,230	$818,362	$666,242
Total loans	688,457	417,008	524,885	419,552
Fed funds sold and other earnings	43,500	12,643	20,956	30,478

Total earning assets	1,623,308	1,175,881	1,364,203	1,116,272
Allowance for credit losses	(9,551)	(5,639)	(7,350)	(5,586)
Cash and due from banks	55,454	28,003	36,200	28,816
Core Deposit Intangibles (CDI) and Goodwill	68,963	22,807	38,531	23,229
Other real estate	526	0	144	0
Other assets	52,153	27,632	38,133	28,459

Total assets	$1,790,853	$1,248,684	$1,469,861	$1,191,190

Non-interest bearing deposits	$318,353	$183,784	$230,326	$181,228
Interest bearing deposits	1,259,000	923,021	1,070,559	879,967

Total deposits	1,577,353	1,106,805	1,300,885	1,061,195
Fed funds purchased & other interest bearing liabilities	15,462	15,131	16,435	17,219
Other liabilities	12,387	9,266	9,557	8,582
Company obligated trust preferred securities of subsidiary trusts	33,000	27,000	28,750	18,875
Shareholders’ equity	152,651	90,482	114,234	85,319

Total liabilities and equity	$1,790,853	$1,248,684	$1,469,861	$1,191,190

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Income Statement Data
Interest on loans	$12,385	$8,153	$38,330		$34,731
Interest on securities	10,319	10,728	42,104		40,353
Interest on fed funds sold and other earning assets	133	75	308		1,436

Total interest income	22,837	18,956	80,742		76,520
Interest expense	6,828	7,518	25,931		35,785

Net interest income (A)	16,009	11,438	54,811		40,735
Provision for credit losses	650	650	1,010		700

Net interest income after provision for loan losses	15,359	10,788	53,801		40,035
Service charges on deposit accounts	3,273	2,029	9,764		7,530
Other income	875	281	1,764		1,060

Total non-interest income	4,148	2,310	11,528		8,590
Salaries and benefits	5,111	3,196	16,379		12,955
Core Deposit Intangible (CDI) and Goodwill amortization	162	341	192		1,363
One time merger related expenses	0	0	0		2,425
Minority interest trust preferred securities	586	529	2,104		1,580
Other expenses	4,301	3,295	15,778		11,972

Total non-interest expenses	10,160	7,361	34,453		30,295
Net earnings before taxes	9,347	5,737	30,876		18,330
Federal income taxes	2,965	1,747	9,555		5,372

Net earnings available to common shareholders	$6,382	$3,990	$21,321	$	(B) 12,958

Basic earnings per share	$0.34	$0.25	$1.25		$0.80
Diluted earnings per share	$0.33	$0.24	$1.22		(B) $0.79

(A) Net interest income on a tax equivalent basis would be $16,568 and $11,908 for the three months ended December 31, 2002 and 2001, respectively and $56,734 and $43,058 for the years ended December 31, 2002 and 2001, respectively.

(B) Excluding merger-related expenses, net earnings available to common shareholders would have been $14,534 or $0.88 per diluted common share for the year ended December 31, 2001.

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)
(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Common Share and Other Data
Employees—FTE	501	312	501	312
Book value per share	$8.19	$5.47	$8.19	$5.47
Tangible book value per share	$4.36	$4.08	$4.36	$4.08
Period end shares outstanding	18,896	16,210	18,896	16,210
Weighted average shares outstanding (basic)	18,888	16,202	17,122	16,172
Weighted average shares outstanding (diluted)	19,208	16,532	17,442	16,498
Non-accrual loans	$1,125	$1	$1,125	$1
Accruing loans 90 days or
more days past due	120	0	120	0
Other non-performing loans	1,100	0	1,100	0
Restructured loans	0	0	0	0

Total non-performing loans	2,345	1	2,345	1
Other real estate	219	0	219	0

Total non-performing assets	$2,564	$1	$2,564	$1

Allowance for credit losses at end of period	$9,580	$5,985	$9,580	$5,985
Net charge-offs	$123	$183	$152	$239

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)

	Three Months Ended		Years Ended
	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Performance Ratios
Return on average assets (annualized)	1.43%	1.28%	1.45%	(C) 1.09%
Return on average common equity (annualized)	16.72%	17.64%	18.66%	(C) 15.19%
Net interest margin (tax equivalent) (annualized)	4.08%	4.05%	4.16%	3.86%
Efficiency ratio(D)	48.92%	51.68%	50.36%	(C) 60.14%
Diluted earnings per share	$0.33	$0.24	$1.22	(C) $0.79
Asset Quality Ratios
Non-performing assets to loans and other real estate	0.38%	0.00%	0.38%	0.00%
Net charge-offs to average loans	0.02%	0.04%	0.03%	0.06%
Allowance for credit losses to total loans	1.41%	1.41%	1.41%	1.41%

(C) Excluding merger-related expenses, ROAA, ROAE, Efficiency Ratio and Diluted Earnings Per Common Share, would have been 1.22%, 17.04%, 55.06% and $0.88, respectively, for the year ended December 31, 2001.

(D) Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income. Note: The trust preferred securities expense is treated as interest expense for this calculation. Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc.SM
Financial Highlights (December 31, 2002 and September 30, 2002 Unaudited)
(Dollars in thousands)

	Dec 31, 2002	Sep 30, 2002	Dec 31, 2001	Dec 31, 2000
Balance Sheet Data (at period end)
Investment securities	$950,317	$885,559	$752,322	$588,278
Total loans	679,559	647,715	424,400	411,203
Fed funds sold and other earning assets	14,491	6,396	913	63,454

Total earning assets	1,644,367	1,539,670	1,177,635	1,062,935
Allowance for credit losses	(9,580)	(8,173)	(5,985)	(5,523)
Cash and due from banks	66,806	50,242	41,005	35,709
Core deposit intangibles (CDI) and goodwill	72,410	63,129	22,641	24,003
Other real estate	219	0	0	545
Other assets	48,034	45,241	27,029	28,471

Total assets	$1,822,256	$1,690,109	$1,262,325	$1,146,140

Non-interest bearing deposits	$327,699	$303,612	$188,832	$187,959
Interest bearing deposits	1,258,912	1,163,947	934,565	845,587

Total deposits	1,586,611	1,467,559	1,123,397	1,033,546
Fed funds purchased and other interest bearing liabilities	37,939	28,309	18,080	13,931
Other liabilities	9,967	11,669	5,123	6,330
Company obligated trust preferred securities of subsidiary trusts	33,000	33,000	27,000	12,000
Shareholders’ equity	154,739	149,572	88,725	80,333

Total liabilities and equity	$1,822,256	$1,690,109	$1,262,325	$1,146,140

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)

	Three Months Ended		Year Ended
	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Cash Basis Data
(Excluding core deposit intangible and goodwill amortization and related tax expense)
Return on average assets (annualized)	1.46%	1.37%	1.46%	(F) 1.19%
Return on average common equity (annualized)	17.15%	18.92%	18.82%	(F) 16.54%
Efficiency Ratio(E)	48.09%	49.10%	50.06%	(F) 57.29%
Diluted cash earnings per share	$0.34	$0.26	$1.23	(F) $ 0.86
Common Stock Market Price
High	$19.95	$13.87	$19.95	$13.94
Low	$15.28	$10.75	$13.48	$ 8.75
Period end market price	$19.00	$13.50	$19.00	$13.50

(E) Efficiency Ratio adjusted for core deposit intangible and goodwill amortization expense only.

(F) Excluding merger-related expenses, ROAA (cash basis), ROAE (cash basis), Efficiency Ratio (cash basis), and Diluted Earnings Per Common Share (cash basis), would have been 1.32%, 18.39%, 52.21% and $0.95, respectively, for the year ended December 31, 2001.

Prosperity Bancshares, Inc.SM
Financial Highlights (Unaudited)

	Three Months Ended
Comparative Quarterly Asset	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002
Quality, Performance & Capital Ratios
Return on average assets (annualized)	1.43%	1.54%	1.43%	1.40%
Return on average common equity (annualized)	16.72%	19.43%	20.16%	19.36%
Return on average tangible equity (annualized)	30.50%	28.83%	27.20%	25.60%
Net interest margin (tax equivalent) (annualized)	4.08%	4.23%	4.21%	4.15%
Efficiency ratio	48.92%	48.90%	52.06%	52.34%
Efficiency ratio (cash basis)	48.09%	48.74%	52.04%	52.34%
Non-performing assets to loans and other real estate	0.38%	0.12%	0.09%	0.02%
Net charge-offs / (recoveries) to average loans	0.02%	0.02%	(0.02%)	(0.01%)
Allowance for credit losses to total loans	1.41%	1.26%	1.43%	1.46%
Tier 1 Risk-based	14.10%	15.44%	17.03%	18.66%
Total Risk-based	15.30%	16.52%	18.24%	19.85%
Tier 1 Leverage	6.56%	8.31%	7.37%	7.68%
Equity to Assets	8.49%	8.85%	7.16%	7.19%

Prosperity Bancshares, Inc.SM
Supplemental Financial Data (Unaudited)
(Dollars in thousands)

	Three Months Ended Dec 31, 2002
YIELD ANALYSIS	Average Balance	Interest Income/ Interest Expense	Yield/Rate
Interest Earning Assets:
Federal funds sold	$43,500	$133	1.22%
Investment securities	891,351	10,319	4.63%
Loans	688,457	12,385	7.20%

Total Interest Earning Assets	1,623,308	$22,837	5.63%

Non-interest earning assets	177,096
Allowance for credit losses	(9,551)

Total Assets	$1,790,853

Interest Bearing Liabilities:
Interest bearing demand deposits	$279,870	$802	1.15%
Savings and money market deposits	387,485	1,383	1.43%
Certificates and other time deposits	591,645	4,357	2.95%
Federal funds purchased and other borrowings	15,462	286	7.40%

Total Interest Bearing Liabilities	1,274,462	$6,828	2.14%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	318,353
Trust preferred securities	33,000
Other liabilities	12,387

Total liabilities	1,638,202
Shareholders’ equity	152,651

Total Liabilities and Shareholders’ Equity	$1,790,853

Net Interest Income & Margin		$16,009	3.94%
Net Interest Income & Margin (tax equivalent)		$16,568	4.08%